Prospectus Supplement No. 13	Filed pursuant to Rule 424(b)(3)
to Prospectus dated February 12, 2013	File No. 333-162712

INSPRO TECHNOLOGIES CORPORATION

This document supplements the prospectus, dated February 12, 2013, relating to offers and resales of up to 115,688,313 shares of our common stock, including 41,665,600 issuable upon conversion of shares of preferred stock and 44,332,800 shares issuable upon the exercise of warrants, 1,250,000 shares of our Series A Convertible Preferred Stock, 833,280 shares of our Series B Convertible Preferred Stock and warrants to purchase 33,332,800 shares of our common stock. This prospectus supplement is incorporated by reference into the prospectus. The prospectus was filed as part of our Registration Statement on Form S-1, as amended (File No. 333-185752). This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Amendment to Certificate of Incorporation

On August 20, 2014, we filed a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The certificate of amendment became effective upon filing and increases the number of authorized shares of common stock from 300,000,000 to 400,000,000.

Results of Voting of Stockholders at Annual Meeting

We held our Annual Meeting of Stockholders on August 19, 2014. The following matters, all of which were set forth in our definitive proxy statement on Schedule 14A, as filed with the Securities and Exchange Commission on July 10, 2014, were voted on at the Annual Meeting. The results of such voting are as indicated below.

1.	Election of the nominees listed below to serve on our Board of Directors until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal:
Nominee	For	Withheld
Donald R. Caldwell	116,510,593	175,689
Brian Adamsky	116,478,653	175,689
Michael Azeez	116,510,592	143,750
John Harrison	116,088,206	566,136
Kenneth Harvey	116,510,192	144,150
Alan Krigstein	116,510,592	143,750
Robert J. Oakes	116,508,292	146,050
Sanford Rich	116,508,292	145,050
L.J. Rowell	116,510,292	144,050
Paul Soltoff	116,088,406	565,936
Anthony R. Verdi	116,508,292	146,050
Edmond J. Walters	116,088,106	566,236

  Ratification of the appointment of D’Arelli Pruzansky, P.A. as our independent registered public accountants for the fiscal year ending December 31, 2014.

For	Against	Abstain
132,620,420	16,715	801

  Stockholders vote on the following resolution. “RESOLVED, that InsPro Technologies Corporation’s stockholders approve an amendment to the Company’s certificate of incorporation, as amended, to increase the number of authorized shares of common stock from 300,000,000 shares to 400,000,000”.

For	Against	Abstain
124,866,081	7,248,720	523,135

There were 15,983,594 broker non-votes with respect to the election of directors. There were no broker non-votes with respect to the proposals to ratify the appointment of D’Arelli Pruzansky, P.A. as our independent registered public accountants for the fiscal year ending December 31, 2014.

On the basis of the above votes, (i) all nominees listed above were elected to serve on our Board of Directors until the next annual meeting of stockholders and until his or her successor is elected, or until the director’s earlier death, resignation or removal; (ii) the proposal to ratify the selection of D’Arelli Pruzansky, P.A. as our independent registered public accountants for the fiscal year ending December 31, 2014; and (iii) the resolution that our stockholders approve an amendment to our certificate of incorporation, as amended, to increase the number of authorized shares of common stock from 300,000,000 shares to 400,000,000; were each adopted.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus any prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 21, 2014